Exhibit 6.5

Benjamin Securities, Inc.
MEMBERSHIP AGREEMENT
CRD No. 7754

FINRA grants the application of Benjamin Securities, Inc. (the “Firm”) to expand its business, contingent upon the execution of this Membership Agreement (“Agreement”) and its submission to the FINRA Membership Application Program Group, via email, by no later than June 17, 2022

This Agreement shall remain in effect and bind the Firm and all of its successors to ownership or control unless this Agreement is changed, removed, or modified pursuant to applicable FINRA Rules.

A. Undertakings

In connection with the granting of its application for continuance in membership, the Firm undertakes to: (1) abide by any restriction specified in Section C below; (2) obtain the prior written approval of FINRA pursuant to FINRA Rule 1017 before removing or modifying any restrictions imposed or before effecting a material change in business operations; and (3) file a written notice and application with FINRA at least 30 days prior to effecting a change in ownership or control pursuant to Rule 1017.

B. Business Activities

The activities in which the Firm may engage are based on its business plan, any additional information provided during or subsequent to the membership application process and such other activities as may be permissible pursuant to the FINRA Membership Rules. The Firm represents that it will:

(1)	Maintain a minimum net capital requirement of $100,000 pursuant to SEA Rule 15c3-1(a)(2)(iii)(B) (the Net Capital Rule).

(2)	Operate pursuant to SEC Rule 15c3-3(k)(2)(ii) (the Customer Protection Rule), clearing all transactions on a fully-disclosed basis through its clearing firm. The Firm will not hold customer funds or safekeep customer securities.

And

The Firm will not claim an exemption from SEA Rule 15c3-3, in reliance on footnote 74 to SEC Release 34-70073, and as discussed in Q&A 8 of the related FAQ issued by SEC staff. The Firm has represented that it does not and will not, (1) directly or indirectly receive, hold, or otherwise owe funds or securities for or to customers, (2) does not and will not carry accounts of or for customers and (3) does not and will not carry PAB accounts. The firm’s business activities are, and will remain as described below.

Investor protection. Market integrity.	Matter No.	One World Financial Center	t 212 858-4000
	20210732031	200 Liberty Street	f 212-858-4189
		New York, NY 10281	www.finra.org

(3)	Engage in the following types of business:
A.	Trading securities for own account;
B.	Broker retailing corporate equity securities;
C.	Non-exchange member arranging for transactions in listed securities by an exchange member;
D.	Broker selling corporate debt securities;
E.	Firm Commitment Underwriter (can also act as a Selling Group Participant or a Best Efforts Underwriter);
F.	Mutual fund retailer on an application basis;
G.	Broker selling variable life insurance or annuities;
H.	U.S. government securities broker;
I.	Municipal securities broker;
J.	Put and call broker;
K.	Private placement of securities (best efforts basis only); and
L.	Investment advisory services

(4)	Employ sixteen (16) Associated Persons (registered and unregistered) who have direct contact with customers in the conduct of the Firm’s securities sales, trading and investment banking activities, including the immediate supervisors of such persons.

(5)	Operate one office, which is the main office.

C. Restrictions

None

D. Waiver/Exemption

None

E. Notifications

The Firm will promptly notify FINRA if:

(1)	the Firm changes its: (a) clearing entity, service bureau, or method of clearance; and/or (b) method of bookkeeping or recordkeeping (e.g., computer to manual, or utilizing an outside computer service); or

(2)	the Firm has effected any significant change in its key personnel, including but not limited to, change or loss of the General Securities Principal, Chief Compliance Officer, and/or Financial and Operations Principal.

Investor protection. Market integrity.	Matter No.	One World Financial Center	t 212 858-4000
	20210732031	200 Liberty Street	f 212-858-4189
		New York, NY 10281	www.finra.org

F. Certification

Pursuant to Article IV, Section 1, of FINRA By-Laws, the Firm agrees:

(1)	to comply with the federal securities laws, the rules and regulations thereunder, the rules of the Municipal Securities Rulemaking Board and the Treasury Department, the By-Laws of FINRA and all rulings, orders, directions, and decisions issued and sanctions imposed under FINRA Rules;

(2)	to pay such dues, assessments, and other charges in the manner and amount as from time to time shall be fixed pursuant to FINRA By-Laws, Schedules to FINRA By-Laws, and FINRA Rules; and

(3)	that this Agreement has been executed on behalf of, and with the authority of the Firm. The undersigned and the Firm represent that the information and statements contained within the application and other information filed are current, true, and complete. The undersigned and the Firm further represent that, to the extent any information previously submitted is not amended, such information is currently accurate and complete and agree that the information contained in Form BD will be kept current and accurate by properly amending Form BD as changes occur.

Any activity that does not conform to the provisions set forth in this Agreement may form the basis for disciplinary action by FINRA against the Firm, its owners, or Associated Persons.

Signature:

/s/ William Baker	6/14/22
William Baker, President	Date

Investor protection. Market integrity.	Matter No.	One World Financial Center	t 212 858-4000
	20210732031	200 Liberty Street	f 212-858-4189
		New York, NY 10281	www.finra.org

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